Exhibit 10.2

LIMITLESS X HOLDINGS INC.

CONSULTANT COMPENSATION AGREEMENT

This Consultant Compensation Agreement (this “Agreement”) is entered into as of this December 21, 2024, by and between Limitless X Inc. (the “Company”), and Kourous Ghasaban (the “Consultant”).

RECITALS

WHEREAS, Consultant has experience in public relations, marketing, videography and brand awareness and influence; and

WHEREAS, the Company wishes to engage the services of the Consultant to assist the Company with its business development and growth.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto hereby agree as follows:

1.	CONSULTING SERVICES

Consultant shall perform the following services pursuant to the terms of this Agreement: Bringing valuable resources to the Company through strategic introductions and efforts in marketing and public relations as various brands; Assisting in the creation of joint venture opportunities with influencers and with other product opportunities; and, Maintaining positive relationships with our influencer clientele (collectively referred to as the “Consulting Services”).

Consultant hereby agrees to utilize his best efforts in performing the Consulting Services; however, Consultant makes no warranties, representations, or guarantees regarding any corporate strategies attempted by the Company or the eventual effectiveness of the Consulting Services. Consultant is responsible to follow all laws in the performance of the Consulting Services.

2.	COMPENSATION TO CONSULTANT

The Consultant’s compensation hereunder shall be as follows:

a.	The Company will cause to issue to Consultant a total issuance of $1,000,000 worth of common stock of the Company, Stock Symbol “LIMX”, distributed over a three-year term. The common stock will be issued semi-annually, with $166,666.66 issued every six months, with the first issuance being upon execution of this agreement and approval by the Board of Directors. This stock shall be restricted pursuant to securities laws and in the same manner as executives of the Company, and may be subject to a leak out provision to be determined by corporate securities counsel and the Board of Directors.

b.	Consultant may be required to pay any taxes related to the issuance of stock in these situations. These taxes may include, but are not limited to, self-employment taxes, social security taxes, state and federal taxes, and any other taxes that you may be subject to. The Company is not obligated to pay any taxes related to your individual taxes, and Consultant hereby indemnifies and holds the Company harmless from all tax liabilities as you will be fully responsible. Consultant will also be responsible to comply with all regulatory and legal restrictions on these shares, including but not limited to the lock-up on selling or transferring shares. As the Company is not making any representations as to these issues and how they may apply, Consultant is hereby urged to consult with tax and legal professionals prior to executing this offer letter.

c.	Consultant shall be reimbursed for all out-of-pocket expenses upon submission of receipts or accounting to the Company, including, but not limited to, all travel expenses, research material and charges, computer charges, long-distance telephone charges, facsimile costs, copy charges, messenger services, mail expenses and such other Company related charges as may occur exclusively in relation to the Company’s business as substantiated by documentation. Any expenditure above $100 will require oral or written pre-approval of the Company.

2.	TERM OF AGREEMENT

This Agreement shall be in full force and effect commencing upon the date hereof. This Agreement has a term of three (3) years beginning on the date of execution hereof. This Agreement shall be renewed automatically for succeeding terms of one year each unless either party gives notice to the other at least 30 days prior to the expiration of any term of their intention not to renew this Agreement. Either party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other party. Consultant shall have the right to terminate this Agreement if Company fails to comply with the terms of this Agreement, including without limitation its responsibilities for compensation as set forth in this Agreement, and such failure continues unremedied for a period of 30 days after written notice to the Company by Consultant. The Company shall have the right to terminate this Agreement upon delivery to Consultant of notice setting forth facts comprising a material breach of this Agreement by Consultant. For purposes of this agreement a material breach will include the failure of Consultant to perform to the standards set forth per the Company’s discretion. Consultant shall have 30 days to remedy such breach. If such breach has not been cured, and this Agreement is terminated due to such breach within one year of the Effective Date, then the shares issued to Consultant shall be returned to the Company and/or the Company reimbursed for the value of those shares.

3.	TRANSITION TO EMPLOYMENT

The Parties may desire to transition this Consulting Agreement into an Employment Agreement and the Company can add Consultant to its payroll upon such agreement, with the terms herein being the same unless renegotiated in a signed writing by the Parties.

4.	TIME DEVOTED BY CONSULTANT/CONFLICT OF INTEREST

It is anticipated that the Consultant, by and through its principal Kouros Ghasabian, shall spend as much time as deemed necessary by the Consultant in order to perform the obligations of Consultant hereunder. The Company understands that this amount of time may vary and that the Consultant may perform Consulting Services for other companies; however, during the term of this Agreement, Consultant will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations, or the scope of services to be rendered for Company, under this Agreement.

Consultant agrees to indemnify Company from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

5.	NON-INTERFERENCE WITH BUSINESS

During this Agreement and for a period of three (3) years immediately following the termination or expiration of this Agreement, Consultant agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Company.

6.	INDEPENDENT CONTRACTOR

Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or will be construed to, create a partnership, agency, joint venture, employment or similar relationship. Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Company for the payment of social security, federal, state or any other employee taxes. Company will report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

7.	CONFIDENTIAL INFORMATION

A.	Definition of Confidential Information. “Confidential Information” means (a) any technical and non-technical information related to the Company’s business and current, future and proposed products and services of Company, including for example and without limitation, Company innovations and property and information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information and marketing plans and (b) any information that may be made known to Consultant and that Company has received from others that Company is obligated to treat as confidential or proprietary.

B.	Nondisclosure and Nonuse Obligations. Except as permitted in this Section, Consultant will not use, disseminate or in any way disclose the Confidential Information. Consultant may use the Confidential Information solely to perform Project Assignment(s) for the benefit of Company. Consultant will treat all Confidential Information with the same degree of care as Consultant accords to Consultant’s own confidential information, but in no case will Consultant use less than reasonable care. If Consultant is not an individual or uses employees or agents to perform his services, Consultant will disclose Confidential Information only to those of Consultant’s employees or agents who have a need to know such information.

Consultant certifies that each such employee will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Consultant under this Agreement. Consultant will immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information.

Consultant will assist Company in remedying any such unauthorized use or disclosure of the Confidential Information. Consultant agrees not to communicate any information to Company in violation of the proprietary rights of any third party. This obligation shall continue after termination of this Agreement, if any, as will the legal requirements against disclosure of trade secrets.

C.	Exclusions from Nondisclosure and Nonuse Obligations. Consultant’s obligations under this Section 9 will not apply to any Confidential Information that Consultant can demonstrate (a) was in the public domain at or subsequent to the time such Confidential Information was communicated to Consultant by Company through no fault of Consultant; (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to Consultant by Company; or (c) was developed by employees of Consultant independently of and without reference to any Confidential Information communicated to Consultant by Company. A disclosure of any Confidential Information by Consultant (i) in response to a valid order by a court or other governmental body or (ii) as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant will provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

D.	Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials (including, without limitation, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) furnished to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of Company or Company’s suppliers or customers. Consultant agrees to keep all Company Property at Consultant’s premises unless otherwise permitted in writing by Company. Within five (5) days after any request by Company, Consultant will destroy or deliver to Company, at Company’s option, (a) all Company Property and (b) all materials in Consultant’s possession or control that contain or disclose any Confidential Information. Consultant will provide Company a written certification of Consultant’s compliance with Consultant’s obligations under this Section.

8.	WORK PRODUCT OWNERSHIP

Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information developed in whole or in part by Consultant in connection with the Consulting Services shall be the exclusive property of the Company. Upon request, Consultant shall sign all documents necessary to confirm or perfect the exclusive ownership of the Company to any of the products, goods, etc. that may arise as part of the Consulting Services and any additional services that may arise during the term hereof.

9.	INDEMNIFICATION

Each Party (the Indemnifying Party) agrees to indemnify, defend, and hold harmless the other Party (the Indemnified Party) from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its sub-Consultants, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; including breach of the Indemnifying Party of this Agreement. The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its sub-Consultants, agents, or employees.

The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense. If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this section shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

10.	COVENANTS OF CONSULTANT

Consultant covenants and agrees with the Company that, in performing Consulting Services under this Agreement, Consultant will:

(a) Comply with all federal and state laws, including corporate, securities, trade, and other laws and regulations pertaining to the business of the Company;

(b) Not make any representations other than those authorized by the Company; and

(c) Not publish, circulate or otherwise use any materials or documents other than materials provided by or otherwise approved by the Company.

11.	MISCELLANEOUS

(A) The parties submit to the jurisdiction of the Courts of the County of Los Angeles, State of California or a Federal Court empaneled in the State of California for the resolution of all legal disputes arising under the terms of this Agreement. This provision shall survive the termination of this Agreement.

(B) If either party to this Agreement brings an action on this Agreement, the prevailing party shall be entitled to reasonable expenses therefore, including, but not limited to, attorneys’ fees and expenses and court costs.

(C) This Agreement shall inure to the benefit of the Parties hereto, their administrators and successors in interest. This Agreement shall not be assignable by either party hereto without the prior written consent of the other.

(D) This Agreement contains the entire understanding of the Parties and supersedes all prior agreements between them.

(E) This Agreement shall be constructed and interpreted m accordance with and the governed by the laws of the State of California.

(F) No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

(G) If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

Consultant:		Limitless X Holdings Inc. 9777
Address:		Wilshire Blvd., Suite 400 Beverly
Hills, CA 90212

By:		By:
By:	Kourous Ghasaban, Owner	Jas Mathur, CEO

Date:	12/21/2024	Date:	12/21/2024